Exhibit 99.1

RAMBUS REPORTS JUNE QUARTER EARNINGS

Earnings per share of 4 cents with revenue growth of 23%

LOS ALTOS, CA – July 14, 2003 – Rambus Inc. (Nasdaq: RMBS), a leading developer of chip-to-chip interface products and services, today reported financial results for its quarter ended June 30, 2003. Earnings per share for the June quarter were 4 cents, compared to 6 cents in the same period last year and 5 cents in the previous quarter. Net income for the June quarter was $4.5 million (16% of revenues), compared to $5.9 million in the same period last year and $5.1 million in the previous quarter. Revenue for the quarter was $29.2 million, up 23% over the same period last year and up 4% from the previous quarter.

“This is our fifth quarter in a row of sequential revenue growth. We had the second quarter end with the news of our long-term partner, Samsung, signing a license agreement for the XDR™ memory interface technology. The third quarter started with over 600 people attending our developer forum in Tokyo to learn more about designing with our newest interfaces,” said Geoff Tate, CEO of Rambus Inc. Rambus announced last week that XDR is the official name of the memory interface that was previously code-named Yellowstone.

Second quarter results reflect $3.7 million in contract revenue, up 148% over the same period last year and up 15% from the previous quarter. This increase in contract revenue primarily reflects the contracts signed this year for XDR and Redwood technology. June quarter results include $25.5 million in royalties, up 15% over the same period last year and up 3% from the previous quarter. Royalties were up primarily due to increased shipments of DDR memories and SDRAM memory controllers.

Total costs and expenses in the June quarter increased 1% from last quarter primarily as a result of an increase in investment in research and development and in cost of contract revenues which was partially offset by a decrease in litigation costs. The increases in research and development and cost of contract revenues were driven by the investment required to meet the milestones on the contracts signed for XDR and Redwood interfaces. Total costs and expenses were $23.9 million versus $23.6 million last quarter and $16.0 million in the comparable period last year.

Q2 earnings announcement call live on website (www.rambus.com) today at 2:00 p.m. Pacific time.

Conference call replay number 800-642-1687 id number 1621589; replay also available on website.

Replay available for one week, beginning at 5:00 p.m. PST.

About Rambus

Rambus is a leading provider of chip-to-chip interface products and services. The company’s breakthrough technology and engineering expertise have helped leading chip and system companies to solve their challenging I/O problems and bring industry-leading products to market. Rambus’ interface solutions can be found in numerous computing, consumer electronic and networking products. Additional information is available at www.rambus.com.

This release and the conference call on today’s date contain forward-looking statements under the Private Securities Litigation Reform Act of 1995 regarding Rambus’s financial prospects (including revenue, costs and expenses, net interest and other income, and tax rate), development plans, anticipated product shipment dates, pending litigation, relations with licensees and other third parties and various other matters. Such forward-looking statements are based on current expectations, estimates and projections about Rambus’s industry, management’s beliefs, and certain assumptions made by Rambus’s management. Actual results may differ materially. Among the reasons which could cause actual results to differ materially are the possibility of inadequate shipments of Rambus RDRAM memory devices and controllers for the Sony PlayStation2 and the PC main memory market, the market response to these products, the continued deterioration in the DRAM market (including declining prices), any delay in the development of Rambus-based products by licensees, any delay in the development and shipment of new Rambus products, any delay in the development and shipment of products compatible with Rambus products, a greater-than-expected response of the market to competing technology, a lack of progress on price and cost reduction by RDRAM suppliers, a failure to sign new contracts or maintain existing contracts for RDRAM, XDR, RaSer or SDRAM-compatible and DDR-compatible ICs, current licensees not fulfilling their contract obligations, unexpected delays in completing contract requirements, current licensees terminating their contracts, adverse litigation decisions and other factors that are described in our SEC filings including our 10-K and 10-Qs.

RAMBUS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002

Revenues:
Contract revenues	$3,743	$3,267	$1,507	$7,010	$3,229
Royalties	25,452	24,812	22,183	50,264	43,992

Total revenues	29,195	28,079	23,690	57,274	47,221

Costs and expenses:
Cost of contract revenues	3,348	3,210	1,786	6,558	3,628
Research and development	8,136	7,267	5,844	15,403	11,070
Marketing, general & administrative	6,006	6,054	6,050	12,060	12,171
Litigation expense	6,368	7,077	2,361	13,445	3,990

Total costs and expenses	23,858	23,608	16,041	47,466	30,859

Operating income	5,337	4,471	7,649	9,808	16,362
Interest and other income, net	1,321	2,984	1,423	4,305	3,092

Income before income taxes	6,658	7,455	9,072	14,113	19,454
Provision for income taxes	2,130	2,386	3,175	4,516	6,809

Net income	$4,528	$5,069	$5,897	$9,597	$12,645

Net income per share—basic	$0.05	$0.05	$0.06	$0.10	$0.13

Net income per share—diluted	$0.04	$0.05	$0.06	$0.09	$0.13

Shares used in per share calculations:
Basic	97,414	97,169	99,511	97,286	99,709
Diluted	105,498	103,785	101,761	104,652	102,350

RAMBUS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2003	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$59,357	$21,475	$28,656
Marketable securities	37,907	43,421	36,081
Accounts receivable	3,935	4,399	1,080
Prepaid and deferred taxes	12,005	10,236	7,824
Prepaids and other current assets	5,575	2,266	2,648

Total current assets	118,779	81,797	76,289
Property and equipment, net	11,746	12,078	12,375
Marketable securities, long-term	89,174	105,914	111,095
Restricted investments	4,603	12,320	11,986
Deferred taxes, long-term	33,431	32,554	32,777
Other assets	3,010	5,527	6,001

Total assets	$260,743	$250,190	$250,523

Total cash, cash equivalents, marketable securities and restricted investments	$191,041	$183,130	$187,818

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	$11,260	$13,510	$10,386
Deferred revenue	22,692	21,820	22,218

Total current liabilities	33,952	35,330	32,604
Deferred revenue, less current portion	15,808	16,278	15,542

Total liabilities	49,760	51,608	48,146

Stockholders’ equity:
Common Stock	98	97	97
Additional paid-in capital	262,402	254,120	262,839
Deferred stock-based compensation	—	—	—
Accumulated other comprehensive gain	515	924	1,069
Accumulated deficit	(52,032)	(56,559)	(61,628)

Total stockholders’ equity	210,983	198,582	202,377

Total liabilities and stockholders’ equity	$260,743	$250,190	$250,523